CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-229168) and the Registration Statement on Form S-1 (file no. 333-266177) of our report dated July 8, 2022, (which report includes an explanatory paragraph regarding the Company's ability to continue as a going concern),  with respect to the consolidated financial statements of Live Current Media Inc. (formerly Evasyst Inc.) (the "Company") for the year ended December 31, 2021 which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the United States Securities and Exchange commission on April 21, 2023.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
April 21, 2023